Exhibit 99.1

Corporate Communications 817-967-1577 mediarelations@aa.com

FOR RELEASE: Friday, April 22, 2016

AMERICAN AIRLINES GROUP REPORTS

FIRST QUARTER 2016 PROFIT

FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its first quarter 2016 results. The Company’s first quarter highlights include:

•	Reported first quarter 2016 pre-tax profit of $1.2 billion excluding special items, and net profit of $765 million excluding special items

•	First quarter 2016 adjusted earnings per diluted share rose 15 percent vs. the first quarter 2015, to $1.99[1]

•	Instituted a new employee profit sharing program that will pay 5 percent of pre-tax profit, excluding special items

•	Returned more than $1.6 billion to stockholders through share repurchases and dividends. The Company also authorized a new $2.0 billion share repurchase program that will expire at the end of 2017

American Airlines Group’s first quarter 2016 pre-tax margin excluding special items was 12.9 percent, a record for the Company’s first quarter.

As a result of the reversal of the valuation allowance on the Company’s deferred tax assets at December 31, 2015, the Company’s 2016 results include a provision for income taxes at an effective rate of approximately 38 percent, which is substantially all non-cash due to net operating loss utilization. There was no tax provision for federal income taxes recorded in 2015.

Net profit excluding special items was $765 million, or $1.25 per diluted share. This compares to a net profit excluding special items for the 2015 first quarter of $1.2 billion, or $1.73 per diluted share. The 2016 first quarter net profit excluding special items included a provision for income taxes of $456 million, of which $453 million was non-cash.

On a GAAP (Generally Accepted Accounting Principles) basis, the Company reported a net profit of $700 million, or $1.14 per diluted share. This compares to a GAAP net profit of $932 million in the first quarter 2015, or $1.30 per diluted share. The first quarter net profit included a provision for income taxes of $417 million, of which $414 million was non-cash.

[1]	Excludes special items and non-cash income tax provision. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

American Airlines Group Reports First Quarter Results

April 22, 2016

“We are pleased to report a first quarter pre-tax profit of $1.2 billion, excluding special items, and a 15 percent improvement in adjusted earnings per share,” said Doug Parker, American Airlines Chairman and CEO. “These results include a $73 million accrual related to the system-wide profit sharing plan we announced earlier this quarter. The people of American are doing an outstanding job of taking care of our customers and are the key to our future success.”

Revenue and Cost Comparisons

First quarter 2016 revenue was negatively impacted by competitive capacity growth, continued macroeconomic softness in Latin America, and foreign currency weakness. Total revenue in the first quarter was $9.4 billion, a decrease of 4.0 percent versus the first quarter 2015 on a 3.6 percent increase in total available seat miles (ASMs). Consolidated passenger revenue per ASM (PRASM) was 12.43 cents, down 7.5 percent versus the first quarter 2015. Consolidated passenger yield was 15.62 cents, down 7.1 percent year-over-year.

Total operating expenses in the first quarter were $8.1 billion, a decrease of 5.9 percent compared to the first quarter 2015 due primarily to a 32.7 percent decrease in consolidated fuel expense. First quarter mainline cost per available seat mile (CASM) was 11.58 cents, down 9.5 percent on a 3.1 percent increase in mainline ASMs versus the first quarter 2015. Excluding special items and fuel, mainline CASM was 9.62 cents, up 1.4 percent compared to the first quarter 2015. Regional CASM excluding net special items and fuel was 16.11 cents, down 2.2 percent on an 8.1 percent increase in regional ASMs versus the first quarter 2015. The first quarter expenses include a $73 million accrual related to the Company’s recently announced profit sharing program.

Cash and Investments

As of March 31, 2016, the Company had approximately $9.4 billion in total available liquidity, consisting of unrestricted cash and investments of $6.9 billion and $2.4 billion in undrawn revolver capacity. The Company also had a restricted cash position of $691 million.

As part of its ongoing $3.0 billion commitment to improving the customer experience, the Company continues to make product investments, including projects to enhance airport boarding areas, the Admirals Club and Flagship Lounges, in-flight connectivity, and improvements to the premium cabin.

In addition, the Company invested $1.3 billion in new aircraft during the first quarter, including 15 new mainline and 13 new regional aircraft, while retiring 22 aircraft. American has the youngest fleet of the U.S. network airlines and, over the next year, expects the average age of its mainline fleet to fall below 10 years.

Also in the first quarter, the Company returned more than $1.6 billion to its stockholders through the payment of $61 million in quarterly dividends and the repurchase of $1.6 billion of common stock, or 39.3 million shares, at an average price of $39.76 per share. In aggregate, the Company has returned approximately $6.6 billion to stockholders through share repurchases and dividends since it began its capital return program in mid-2014.

American Airlines Group Reports First Quarter Results

April 22, 2016

The Company’s Board of Directors has authorized a new $2.0 billion share repurchase program that will expire at the end of 2017. Since the Company began its capital return program, the Company’s Board of Directors has authorized a total of $9.0 billion of share repurchases.

Shares repurchased under the buyback programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The programs do not obligate the Company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the Company’s discretion.

The Company also declared a dividend of $0.10 per share to be paid on May 18, 2016, to stockholders of record as of May 4, 2016.

Notable Accomplishments

Integration Accomplishments

•	Instituted a profit sharing program, retroactive to January 1, 2016, that will pay 5 percent of the Company’s pre-tax profit excluding special items, with an anticipated distribution to employees in early 2017

•	Reached a 5-year industry- leading joint collective bargaining agreement with TWU Local 549 representing Dispatchers and Operations Specialists

•	American Airlines regional partners Envoy, PSA Airlines and Piedmont Airlines each launched industry-leading Cadet Programs to help the most promising future pilots at top colleges, universities and flight schools make a smooth transition from the classroom to the cockpit

Finance, Marketing, and Network Accomplishments

•	Submitted an application to the U.S. Department of Transportation proposing scheduled U.S.-Cuba service. The application includes 10 daily frequencies to Havana from the Company’s Miami hub and additional service to Havana from Charlotte, Dallas Fort Worth, Chicago, and Los Angeles. The Company’s proposal also seeks daily service between Miami and Santa Clara, Holguin, Varadero, Camaguey and Cienfuegos

•	Announced an expanded commitment at LAX with 20 new flights, more jobs and more community partnerships and sponsorships

•	Joined with Chicago Mayor Rahm Emanuel to announce a $1.3 billion plan to add a new runway and other improvements to Chicago O’Hare. Also announced an agreement with the City of Chicago allowing five new gates to be built at O’Hare in Terminal 3

American Airlines Group Reports First Quarter Results

April 22, 2016

•	Issued approximately $1.1 billion in enhanced equipment trust certificates at a blended coupon of 3.967%. The proceeds from this financing were used to finance aircraft previously delivered

•	Earlier this week, American was named Airfinance Journal’s “Airline of the Year” for 2015, in recognition of American’s successful integration and financing efforts

•	Applied to the U.S. Department of Transportation for daily nonstop service between Los Angeles and Beijing. If approved, the service would launch on Dec. 16

•	Launched nonstop service between Los Angeles and Tokyo Haneda on the Boeing 787 Dreamliner

•	Announced improvements to the Company’s lounge offerings, including the introduction of full tableside service at select gateway hubs – a first for any U.S. airline. The Flagship Dining experience will debut at JFK in early 2017 and will be introduced at our Dallas Fort Worth, Los Angeles and Miami hubs throughout 2017

•	The Company plans to add Flagship Lounges at Dallas Fort Worth, Miami, and Philadelphia. The Company also plans to open new Admirals Club lounges at Houston George Bush Intercontinental and Orlando. In January, American also opened its first refurbished Admirals Club lounge in Phoenix

Community Relations Accomplishments

•	Became the only airline to join the Human Rights Campaign, the nation’s largest LGBT civil rights organization, in endorsing the Equality Act, which aims to ban discrimination against LGBT people

•	Raised $1 million for the Cystic Fibrosis Foundation by hosting the 31st American Airlines Celebrity Ski weekend at Vail, Colorado. More than 60 employee and retiree volunteers hosted 600 guests for the event. Since its inception, the annual fundraiser has raised more than $36 million for the Cystic Fibrosis Foundation

•	Sponsored the 35th annual children’s Amputee Ski Trip, flying a group of 14 teenage patients from Texas Scottish Rite Hospital for Children between DFW and Colorado

•	The Company’s pilots and flight attendants donated their time and the Company donated the use of a Boeing 757 to fly 28 Medal of Honor recipients and their families from New York to Washington for National Medal of Honor Day events

•	Presented a check for $115,000 to Air Compassion for Veterans, which provides medically-related air transportation to service members, veterans, and family members. Since 2010 American has donated nearly $4 million to this program

•	Announced the Company would award $400,000 in grants to three non-profit Charlotte organizations: the Renaissance West Community Initiative, Goodwill Industries of the Southern Piedmont’s Opportunity Campus and the Foundation for the Carolinas

Special Items

In the first quarter, pre-tax profit and net profit included $104 million and $65 million, respectively, in special items, primarily related to merger integration.

American Airlines Group Reports First Quarter Results

April 22, 2016

Conference Call / Webcast Details

The Company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CDT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through May 22.

Investor Guidance

For financial forecasting detail, please refer to the Company’s investor relations update, to be filed with the Securities and Exchange Commission on Form 8-K immediately following its 7:30 a.m. CDT conference call. This filing will be available at aa.com/investorrelations.

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld alliance, whose members and members-elect serve nearly 1,000 destinations with 14,250 daily flights to 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

Cautionary Statement Regarding Forward-Looking Statements and Information

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low-cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased

American Airlines Group Reports First Quarter Results

April 22, 2016

costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other postretirement benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental and noise regulation; the impact associated with climate change, including increased regulation to reduce emissions of greenhouse gases; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect on the Company’s financial position and liquidity of being party to or involved in litigation; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of the Company’s goodwill and an inability to realize the full value of the Company’s intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase programs or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and

American Airlines Group Reports First Quarter Results

April 22, 2016

Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (especially in Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A, Risk Factors) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

American Airlines Group Reports First Quarter Results

April 22, 2016

American Airlines Group Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended March 31,		Percent
	2016	2015	Change
Operating revenues:
Mainline passenger	$6,564	$6,989	(6.1)
Regional passenger	1,523	1,452	4.9
Cargo	162	194	(16.8)
Other	1,186	1,192	(0.4)

Total operating revenues	9,435	9,827	(4.0)

Operating expenses:
Aircraft fuel and related taxes	1,029	1,544	(33.3)
Salaries, wages and benefits	2,652	2,373	11.8
Regional expenses:
Fuel	219	311	(29.5)
Other	1,213	1,151	5.5
Maintenance, materials and repairs	419	494	(15.2)
Other rent and landing fees	422	408	3.4
Aircraft rent	306	317	(3.4)
Selling expenses	308	336	(8.2)
Depreciation and amortization	355	336	5.4
Special items, net	99	303	(67.3)
Other	1,078	1,038	3.8

Total operating expenses	8,100	8,611	(5.9)

Operating income	1,335	1,216	9.8

Nonoperating income (expense):
Interest income	13	10	35.4
Interest expense, net	(239)	(210)	13.9
Other, net	8	(73)	nm

Total nonoperating expense, net	(218)	(273)	(20.3)

Income before income taxes	1,117	943	18.5

Income tax provision	417	11	nm

Net income	$700	$932	(24.9)

Earnings per common share:
Basic	$1.15	$1.34

Diluted	$1.14	$1.30

Weighted average shares outstanding (in thousands):
Basic	606,245	696,415

Diluted	611,488	716,930

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 22, 2016

American Airlines Group Inc.

Consolidated Operating Statistics

(Unaudited)

	3 Months Ended March 31,
	2016	2015	Change
Mainline
Revenue passenger miles (millions)	46,220	44,849	3.1%
Available seat miles (ASM) (millions)	57,564	55,854	3.1%
Passenger load factor (percent)	80.3	80.3	—	pts
Yield (cents)	14.20	15.58	(8.9)%
Passenger revenue per ASM (cents)	11.40	12.51	(8.9)%

Passenger enplanements (thousands)	34,547	33,951	1.8%
Departures (thousands)	272	269	0.8%
Aircraft at end of period	942	973	(3.2)%

Block hours (thousands)	845	833	1.5%
Average stage length (miles)	1,205	1,195	0.8%
Fuel consumption (gallons in millions)	855	846	1.1%
Average aircraft fuel price including related taxes (dollars per gallon)	1.20	1.83	(34.1)%
Full-time equivalent employees at end of period	100,200	97,500	2.8%

Operating cost per ASM (cents)	11.58	12.80	(9.5)%
Operating cost per ASM excluding special items (cents)	11.41	12.26	(6.9)%
Operating cost per ASM excluding special items and fuel (cents)	9.62	9.49	1.4%

Regional (A)
Revenue passenger miles (millions)	5,551	5,341	3.9%
Available seat miles (millions)	7,500	6,937	8.1%
Passenger load factor (percent)	74.0	77.0	(3.0	)pts
Yield (cents)	27.44	27.19	0.9%
Passenger revenue per ASM (cents)	20.31	20.94	(3.0)%

Passenger enplanements (thousands)	12,368	12,243	1.0%
Aircraft at end of period	597	577	3.5%
Fuel consumption (gallons in millions)	178	167	6.0%
Average aircraft fuel price including related taxes (dollars per gallon)	1.24	1.86	(33.5)%
Full-time equivalent employees at end of period (B)	20,000	19,300	3.6%

Operating cost per ASM (cents)	19.10	21.07	(9.3)%
Operating cost per ASM excluding special items (cents)	19.03	20.96	(9.2)%
Operating cost per ASM excluding special items and fuel (cents)	16.11	16.47	(2.2)%

Total Mainline & Regional
Revenue passenger miles (millions)	51,771	50,190	3.2%
Available seat miles (millions)	65,064	62,791	3.6%
Cargo ton miles (millions)	543	553	(1.8)%
Passenger load factor (percent)	79.6	79.9	(0.3	)pts
Yield (cents)	15.62	16.82	(7.1)%
Passenger revenue per ASM (cents)	12.43	13.44	(7.5)%
Total revenue per ASM (cents)	14.50	15.65	(7.3)%
Cargo yield per ton mile (cents)	29.77	35.14	(15.3)%

Passenger enplanements (thousands)	46,915	46,194	1.6%
Aircraft at end of period	1,539	1,550	(0.7)%
Fuel consumption (gallons in millions)	1,033	1,013	1.9%
Average aircraft fuel price including related taxes (dollars per gallon)	1.21	1.83	(34.0)%
Full-time equivalent employees at end of period (B)	120,200	116,800	2.9%

Operating cost per ASM (cents)	12.45	13.71	(9.2)%
Operating cost per ASM excluding special items (cents)	12.29	13.22	(7.0)%
Operating cost per ASM excluding special items and fuel (cents)	10.37	10.26	1.0%

(A) Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(B) Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 22, 2016

American Airlines Group Inc.

Consolidated Mainline Revenue Statistics by Region

(Unaudited)

	3 Months Ended March 31,
	2016	2015	Change
Domestic
Revenue passenger miles (millions)	30,391	29,586	2.7%
Available seat miles (ASM) (millions)	36,543	35,672	2.4%
Passenger load factor (percent)	83.2	82.9	0.3	pts
Yield (cents)	14.72	15.80	(6.8)%
Passenger revenue per ASM (cents)	12.24	13.10	(6.6)%

Latin America
Revenue passenger miles (millions)	8,054	8,182	(1.6)%
Available seat miles (ASM) (millions)	10,480	10,593	(1.1)%
Passenger load factor (percent)	76.9	77.2	(0.3	)pts
Yield (cents)	13.78	16.54	(16.7)%
Passenger revenue per ASM (cents)	10.59	12.78	(17.1)%

Atlantic
Revenue passenger miles (millions)	4,801	4,772	0.6%
Available seat miles (ASM) (millions)	6,893	6,768	1.8%
Passenger load factor (percent)	69.7	70.5	(0.8	)pts
Yield (cents)	14.46	14.59	(0.9)%
Passenger revenue per ASM (cents)	10.07	10.29	(2.1)%

Pacific
Revenue passenger miles (millions)	2,974	2,309	28.8%
Available seat miles (ASM) (millions)	3,648	2,820	29.4%
Passenger load factor (percent)	81.5	81.9	(0.4	)pts
Yield (cents)	9.68	11.49	(15.8)%
Passenger revenue per ASM (cents)	7.89	9.41	(16.1)%

Total International
Revenue passenger miles (millions)	15,829	15,263	3.7%
Available seat miles (ASM) (millions)	21,021	20,181	4.2%
Passenger load factor (percent)	75.3	75.6	(0.3	)pts
Yield (cents)	13.22	15.17	(12.9)%
Passenger revenue per ASM (cents)	9.95	11.47	(13.3)%

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 22, 2016

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

American Airlines Group Inc. (the “Company”) is providing the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and regional CASM excluding fuel is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and regional CASM excluding special items and fuel to evaluate the Company’s operating performance.

	3 Months Ended March 31,		Percent Change
	2016	2015
Reconciliation of Pre-Tax Income Excluding Special Items	(In millions, except per share amounts)
Pre-tax income as reported	$1,117	$943
Pre-tax special items:
Special items, net (1)	99	303
Regional operating special items, net	5	7
Nonoperating special items, net	—	(8)

Total pre-tax special items	104	302

Pre-tax income excluding special items	$1,221	$1,245	-2%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$1,221	$1,245

Total operating revenues	$9,435	$9,827

Pre-tax margin excluding special items	12.9%	12.7%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$700	$932
Special items:
Total pre-tax special items	104	302
Non-cash income tax provision	—	9
Net tax effect of special items	(39)	—

Net income excluding special items	$765	$1,243	-38%

Reconciliation of Net Income Excluding Special Items and Non-Cash Income Tax Provision
Net income as reported	$700	$932
Pre-tax special items	104	302
Total non-cash income tax provision	414	9

Net income excluding special items and non-cash income tax provision	$1,218	$1,243	-2%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$765	$1,243

Shares used for computation (in thousands):
Basic	606,245	696,415

Diluted	611,488	716,930

Earnings per share as adjusted for special items:
Basic	$1.26	$1.79

Diluted	$1.25	$1.73

American Airlines Group Reports First Quarter Results

April 22, 2016

Reconciliation of Basic and Diluted Adjusted Earnings Per Share (Excludes Special Items and Non-Cash Income Tax Provision) (2)	3 Months Ended March 31,
	2016	2015
	(In millions, except per share amounts)
Net income excluding special items and non-cash income tax provision	$1,218	$1,243

Shares used for computation (in thousands):
Basic	606,245	696,415

Diluted	611,488	716,930

Adjusted earnings per share (excludes special items and non-cash income tax provision):
Basic	$2.01	$1.79

Diluted	$1.99	$1.73

Reconciliation of Operating Income Excluding Special Items	3 Months Ended March 31,
	2016	2015
	(in millions)
Operating income as reported	$1,335	$1,216

Special items:
Special items, net	99	303
Regional operating special items, net	5	7

Operating income excluding special items	$1,439	$1,526

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Mainline only	3 Months Ended March 31,
	2016	2015
	(in millions)
Total operating expenses	$8,100	$8,611
Less regional expenses:
Fuel	(219)	(311)
Other	(1,213)	(1,151)

Total mainline operating expenses	6,668	7,149

Special items, net (1)	(99)	(303)

Mainline operating expenses, excluding special items	6,569	6,846

Aircraft fuel and related taxes	(1,029)	(1,544)

Mainline operating expenses, excluding special items and fuel	$5,540	$5,302

	(in cents)
Mainline operating expenses per ASM	11.58	12.80

Special items, net per ASM (1)	(0.17)	(0.54)

Mainline operating expenses per ASM, excluding special items	11.41	12.26

Aircraft fuel and related taxes per ASM	(1.79)	(2.76)

Mainline operating expenses per ASM, excluding special items and fuel	9.62	9.49

Note: Amounts may not recalculate due to rounding.

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Regional only	3 Months Ended March 31,
	2016	2015
	(in millions)
Total regional operating expenses	$1,432	$1,462

Regional operating special items, net	(5)	(7)

Regional operating expenses, excluding special items	1,427	1,455

Aircraft fuel and related taxes	(219)	(311)

Regional operating expenses, excluding special items and fuel	$1,208	$1,144

	(in cents)
Regional operating expenses per ASM	19.10	21.07

Regional operating special items, net per ASM	(0.07)	(0.11)

Regional operating expenses per ASM, excluding special items	19.03	20.96

Aircraft fuel and related taxes per ASM	(2.92)	(4.48)

Regional operating expenses per ASM, excluding special items and fuel	16.11	16.47

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports First Quarter Results

April 22, 2016

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Total Mainline and Regional	3 Months Ended March 31,
	2016	2015
	(in millions)
Total operating expenses	$8,100	$8,611

Special items:
Special items, net (1)	(99)	(303)
Regional operating special items, net	(5)	(7)

Total operating expenses, excluding special items	7,996	8,301

Fuel:
Aircraft fuel and related taxes - mainline	(1,029)	(1,544)
Aircraft fuel and related taxes - regional	(219)	(311)

Total operating expenses, excluding special items and fuel	$6,748	$6,446

	(in cents)
Total operating expenses per ASM	12.45	13.71

Special items per ASM:
Special items, net (1)	(0.15)	(0.48)
Regional operating special items, net	(0.01)	(0.01)

Total operating expenses per ASM, excluding special items	12.29	13.22

Fuel per ASM:
Aircraft fuel and related taxes - mainline	(1.58)	(2.46)
Aircraft fuel and related taxes - regional	(0.34)	(0.50)

Total operating expenses per ASM, excluding special items and fuel	10.37	10.26

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2016 first quarter mainline operating special items totaled a net charge of $99 million, which principally included merger integration expenses related to alignment of labor union contracts, information technology, fleet restructuring, professional fees, re-branding of aircraft and airport facilities, relocation and training, as well as severance.

The 2015 first quarter mainline operating special items totaled a net charge of $303 million, which principally included merger integration expenses related to alignment of labor union contracts, information technology, fleet restructuring, professional fees, re-branding of aircraft and airport facilities, severance, relocation and training, as well as share-based compensation.

(2)

As a result of the Company’s profitability and the reversal of the valuation allowance on its deferred tax assets at December 31, 2015, the Company was required to recognize a $417 million provision for income taxes in the 2016 first quarter. Of this amount, $414 million was non-cash due to the utilization of net operating losses (NOLs). For periods prior to 2016, the Company recognized a nominal income tax provision for certain states and international jurisdictions where NOLs were limited or not available to be used. Accordingly, amounts reported in the 2016 first quarter for income tax provision and net income are not comparable to the 2015 first quarter. Therefore, the Company is presenting adjusted earnings per share, which excludes special items and non-cash income tax provision in order to provide a more meaningful period-over-period comparison.

American Airlines Group Reports First Quarter Results

April 22, 2016

American Airlines Group Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets

Current assets
Cash	$495	$390
Short-term investments	6,435	5,864
Restricted cash and short-term investments	691	695
Accounts receivable, net	1,450	1,425
Aircraft fuel, spare parts and supplies, net	886	863
Prepaid expenses and other	845	748

Total current assets	10,802	9,985

Operating property and equipment
Flight equipment	34,407	33,185
Ground property and equipment	6,561	6,402
Equipment purchase deposits	1,058	1,067

Total property and equipment, at cost	42,026	40,654
Less accumulated depreciation and amortization	(13,393)	(13,144)

Total property and equipment, net	28,633	27,510

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,236	2,249
Deferred tax asset	2,072	2,477
Other assets	2,075	2,103

Total other assets	10,474	10,920

Total assets	$49,909	$48,415

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of long-term debt and capital leases	$2,610	$2,231
Accounts payable	1,913	1,563
Accrued salaries and wages	1,183	1,205
Air traffic liability	4,692	3,747
Loyalty program liability	2,535	2,525
Other accrued liabilities	2,344	2,334

Total current liabilities	15,277	13,605

Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	19,134	18,330
Pension and postretirement benefits	7,440	7,450
Deferred gains and credits, net	625	667
Other liabilities	2,723	2,728

Total noncurrent liabilities	29,922	29,175

Stockholders’ equity
Common stock	6	6
Additional paid-in capital	10,044	11,591
Accumulated other comprehensive loss	(4,749)	(4,732)
Accumulated deficit	(591)	(1,230)

Total stockholders’ equity	4,710	5,635

Total liabilities and stockholders’ equity	$49,909	$48,415